Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-181954 on Form S-8, Registration Statement No. 333-184866 on Form S-3 and Registration Statement No. 333-192254 on Form S-3 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Fiesta Restaurant Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fiesta Restaurant Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Dallas, Texas
February 26, 2018